EXHIBIT 10.10
OMEROS CORPORATION
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Second Amended and Restated Employment Agreement (the “Agreement”) is dated as of December 30, 2007 (the “Effective Date”) by and between Dr. Gregory A. Demopulos (“Employee”) and Omeros Corporation, a Washington corporation (the “Company”), and amends and restates in its entirety the Employment Agreement between Employee and the Company dated as of December 11, 2001, as amended and restated on June 15, 2005, and the Amended and Restated Employment Agreement between Employee and the Company dated as of December 12, 2006.
     1. Term of Agreement.
          (a) Subject to the provisions of Section 3, this Agreement shall commence on the date hereof and shall continue until terminated by either party. The period of the Employee’s employment hereunder is hereinafter referred to as the “Employment Period.” The Company’s obligations under Sections 4(c), 5, 10 and 11(i) shall survive the termination of this Agreement, as will the Employee’s obligations under Section 9.
          (b) On or before May 1, 2009, Employee and the Company shall execute a new employment agreement acceptable to Employee, and on customary market terms consistent with those for chief executive officers of similarly situated companies, relating to the terms and conditions of Employee’s future employment by the Company (including, without limitation, severance protection and the award of stock or stock options).
     2. Duties.
          (a) Position. Employee shall be employed as President and Chief Executive Officer of the Company. Employee will report to the Company’s Board of Directors (the “Board”), and all other employees of the Company will report, directly or indirectly, to Employee.
          (b) Obligations to the Company. Employee agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of him. During the Employment Period, Employee will devote all of his business time and attention to the business of the Company, will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board, and will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company; provided, that, notwithstanding the foregoing, Employee may:
               (i) devote such time to clinical practice and related activities as he reasonably deems necessary to maintain his status as a board-eligible orthopedic and hand and microvascular surgeon, and Employee will be entitled to all of the benefits and profits arising therefrom or incident thereto; and

               (ii) serve on the boards or other governing bodies of, or otherwise participate in the activities of, charitable and other not-for-profit or community organizations, and in connection therewith accept and retain honoraria, speaking fees and the like; and
               (iii) invest (whether or not passively) and otherwise be involved in (through the provision of services or otherwise) one or more ventures, however organized or owned, that have as a business objective the development and/or commercial exploitation of an electronic system of reporting medical test results, so long as such involvement does not require his participation in the daily operations of such venture or ventures or materially interfere with the performance of his duties to the Company; and
               (iv) with the consent of the Board (which consent shall not be unreasonably withheld), serve on the boards or other governing bodies of businesses or organizations not described in (ii) or (iii) above.
The ownership by Employee of not more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or the Nasdaq National Market shall in no event be treated as directly or indirectly engaging or participating in a competitive business. (For the avoidance of doubt, the immediately preceding sentence shall not be construed as limiting in any way Employee’s investment or involvement as described in clause (iii) above.) To the extent consistent with the foregoing, Employee will also comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the Employment Period.
     3. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason. If Employee’s employment terminates for any reason, Employee shall not be entitled to any benefits other than as provided in this Agreement or applicable law.
     4. Compensation. For the duties and services to be performed by Employee hereunder, the Company shall pay Employee, and Employee agrees to accept, the following:
          (a) Salary and Bonus.
               (i) Base Salary. Effective as of January 1, 2007, Employee shall receive base salary at an annual rate of $475,000 or such higher annual rate as the Board or its Compensation Committee may approve (“Base Salary”), payable in accordance with the Company’s payroll practices for executive employees but not less frequently than semi-monthly. The Compensation Committee shall review Employee’s Base Salary not less frequently than annually, beginning the earlier of January 1, 2008 or the period for annual reviews for all employees of the Company, and may increase it but, except for a reduction consistent with an across-the-board reduction in the base compensation payable to other executive employees, may not decrease it, without the consent of Employee. In addition, Employee’s total cash compensation from Base Salary and bonuses (disregarding the bonus described in the first sentence of Section 4(a)(ii) below)

may never be less, for any fiscal year of the Company, than the highest total cash compensation from base salary and bonuses (excluding sales commissions) paid or payable for such year to any other executive employee of the Company. For purposes of this Agreement, an “executive employee” is any employee with the title “director” or more senior.
               (ii) Bonuses. On or before December 31, 2007, the Company will pay to Employee a bonus of $167,147.45 (less applicable withholding taxes) as a one-time bonus. In addition, for each fiscal year of the Company beginning on or after January 1, 2008, Employee shall be entitled to participate in all bonus and incentive plans or programs, if any, of the Company, in each case at a level and on terms commensurate with his position, it being understood that a reduction in base salary may be a prerequisite for Employee to participate in any bonus or incentive plan or program, so long as other executives of the Company who participate in such bonus or incentive plan or program are also subject to a proportional or greater reduction in base salary.
          (b) Additional Benefits. Employee will be eligible to participate in the Company’s employee benefit and fringe benefit plans and programs of general application and in any other employee benefit and fringe benefit plans and programs of the Company that are made available to other executive employees of the Company, including without limitation those plans covering medical/dental, disability and life insurance, in accordance with the rules established for individual participation in any such plan or program and under applicable law and, in each case, on terms that are not less favorable to Employee than the terms applicable to other executive employees of the Company. Employee will be eligible for not less than four weeks of vacation per year and for sick leave in accordance with the Company’s policies in effect during the Employment Term, and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience. In addition to and not in lieu of the foregoing, the Company shall bear the costs incurred by Employee in maintaining his status as a board-eligible orthopedic and hand and microvascular surgeon, including, without limitation, payment of Employee’s malpractice insurance and professional fees.
          (c) Reimbursement of Expenses; Insurance. Subject to substantiation in accordance with Company policies, Employee shall be promptly reimbursed by the Company for all reasonable expenses that he incurs in the course of his employment hereunder. During the Employment Period and thereafter, Employee shall be indemnified by the Company to the fullest extent permitted by law against all liability with respect to acts or omissions by Employee during the course of his employment with the Company (including for this purpose any service on the Board), and the Company shall maintain in force adequate insurance covering such acts or omissions.
     5. Termination of Employment and Severance Benefits.
          (a) Termination of Employment. Employee’s employment, and with it the Employment Period, shall terminate upon the first to occur of the following:
               (i) The Company’s termination of Employee’s employment for Cause (as defined in Section 7(a) below) (“Termination for Cause”);

               (ii) The Company’s termination of Employee’s employment for Disability (as defined in Section 7(d) below) (“Disability Termination”);
               (iii) The Company’s termination of Employee’s employment other than a Termination for Cause or a Disability Termination (“Termination Without Cause”).
               (iv) The termination by Employee of his employment for Good Reason (as defined in Section 7(b) below) or any other termination by Employee that is treated as a Constructive Termination under Section 7(b) below (“Constructive Termination”).
               (v) The termination by Employee of his employment other than for Good Reason (“Voluntary Termination”).
               (vi) Termination of Employee’s employment by reason of death.
The effective date of Employee’s termination (the “Date of Termination”) shall be (A) in the case of a termination under clause (vi) above, the date of death, and (B) in every other case, the date on which the Company (in the case of termination described in clauses (i), (ii) or (iii) above) or Employee (in the case of clauses (iv) and (v) above) gives the other party notice of termination or, if a later date is specified in such notice, such later date.
          (b) Severance Benefits. Employee shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 5(b):
               (i) Voluntary Termination. If Employee’s employment terminates by Voluntary Termination, then Employee shall not be entitled to receive payment of any severance benefits. Employee will be entitled to prompt payment of all Base Salary, bonuses (including, without limitation, the full amount of any milestone or incentive payments achieved by Employee at or prior to the Date of Termination) and vacation earned but not yet paid as of the Date of Termination, and Employee’s benefits will be continued under the Company’s then existing benefit plans and programs in accordance with such plans and programs in effect on the Date of Termination and in accordance with applicable law.
               (ii) Involuntary Termination. If Employee’s employment is terminated by the Company in a Termination Without Cause or by Employee in a Constructive Termination, Employee will be entitled to receive all amounts he would have received in the event of a Voluntary Termination plus the following severance benefits (“Severance Benefits”):
                    (x) until the earlier of (I) the last day of the two year period beginning on the Date of Termination and (II) Employee’s start date with a new employer that pays Employee base salary equal to or in excess of his Base Salary in effect immediately prior to the Date of Termination (or, in the event of any purported decrease in Base Salary prior to the Date of Termination, which purported decrease was a stated cause for Constructive Termination by Employee, base salary equal to or in excess of his Base Salary in effect immediately prior to such purported decrease) (the “Severance Period”), salary continuation at an annual rate equal to the sum of (a) the rate of Base Salary in effect immediately prior to the Date of Termination (or, in the event of any purported decrease in Base Salary prior to the Date of Termination, which purported decrease was a stated cause for Constructive Termination by Employee, at the rate in effect immediately prior to such purported decrease), plus (b) the greater of (i) if any portion of Employee’s remuneration during the two-year period preceding the calendar year in which the Date of Termination falls was paid or payable as a bonus, the annual average of the aggregate of such bonus amounts, or (ii) for the calendar year in which the Date of Termination falls, any bonus to which Employee would have been entitled for such year if his employment had not been terminated, as determined by the Board in good faith. Such salary continuation payments shall be paid on the same periodic basis as payments of base salary are paid to executive employees of the Company, but not less frequently than semi-monthly. The severance payments described in this clause (x) shall not be subject to offset for other earnings.
                    (y) during the Severance Period, continued participation by Employee and his eligible dependents in all medical, dental, optical and mental health benefit plans or programs of the Company, in each case as in effect immediately prior to the Date of Termination (or, in the event of any purported decrease in coverage occurring prior to the Date of Termination, as in effect immediately prior to such purported decrease) and in each case on terms not less favorable to Employee and his eligible dependents than the terms applicable to active executive employees of the Company and their eligible dependents, unless comparable coverage is provided by Employee’s new employer.
                    (z) full and immediate vesting and accelerated exercisability of all stock options held by Employee immediately prior to the Date of Termination and full and immediate vesting of all shares of stock of the Company previously acquired by Employee or purchasable under any such stock option; provided, that Employee shall have until the maximum term of the option to exercise any stock option that had not been exercised prior to the Date of Termination.
               (iii) Termination for Cause. If Employee’s employment is terminated by the Company in a Termination for Cause, then Employee shall not be entitled to receive payment of any severance benefits. Employee will be entitled to prompt payment of all Base Salary, bonuses and vacation earned but not yet paid as of the Date of Termination, and Employee’s benefits will be continued under the Company’s then existing benefit plans and programs in accordance with such plans and programs in effect on the Date of Termination and in accordance with applicable law.
               (iv) Termination by Reason of Death or Disability. In the event that Employee’s employment with the Company terminates as a result of Employee’s death or a Disability Termination, Employee (or Employee’s estate or personal representative) will be entitled to prompt payment of all Base Salary, bonuses and vacation earned but not yet paid as of the Date of Termination and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law.
     6. Section 409A.

          (a) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any other guidance promulgated thereunder (“Section 409A”) at the time of his termination, and the Deferred Compensation Separation Benefits will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by the later of (i) March 15 of the year following Employee’s termination, or (ii) fifteenth day of the third month of the Company’s fiscal year following Employee’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) will be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each such payment or benefit. For these purposes, each severance payment and benefit is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.
          (b) This provision is intended to comply with the requirements of Section 409A so that none of the Severance Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.
     7. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Cause. For purposes of this Agreement, “Cause” for Employee’s termination will exist at any time after the happening of one or more of the following events:
               (i) Employee’s willful misconduct or gross negligence in performance of his or her duties hereunder, including Employee’s refusal to comply in any material respect with the legal directives of the Board so long as such directives are not inconsistent with Employee’s position and duties, and such refusal to comply is not remedied within 10 working days after written notice from the Board, which written notice shall state that failure to remedy such conduct may result in Termination for Cause;
               (ii) Dishonest or fraudulent conduct that materially discredits the Company, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company, including conviction of a felony; or

               (iii) Employee’s material breach, if incurable, of any element of the Company’s Confidential Information and Invention Assignment Agreement, including without limitation, Employee’s theft or other misappropriation of the Company’s proprietary information.
          (b) Constructive Termination. For purposes of this Agreement, “Constructive Termination” means Employee’s termination of his employment within 120 days following the occurrence of Good Reason. For purposes of this Agreement, “Good Reason” means any of the following: (i) any material diminution in Employee’s authority, duties or responsibilities; (ii) any material diminution in Base Salary; (iii) any material change in the geographic location at which Employee must perform services (in other words, the relocation of Employee to a principal work location that is more than 50 miles from the Company’s location on the Effective Date); and (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.
     Provided, however, that before Employee may terminate his employment in a Constructive Termination, (A) Employee must provide the Company with written notice within 90 days of the event that Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and (B) the Company must have an opportunity within 30 days following delivery of such notice to cure the Good Reason condition.
          (c) Deferred Compensation Separation Benefits. For purposes of this Agreement, “Deferred Compensation Separation Benefits” shall mean the Severance Benefits payable to Employee, if any, pursuant to this Agreement, together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A.
          (d) Disability. For purposes of this Agreement, “Disability” shall mean that Employee has been unable to perform his or her duties hereunder as the result of his or her incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to Employee or to Employee’s legal representative (with such agreement on acceptability not to be unreasonably withheld).
          (e) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.
     8. Confidentiality Agreement. Employee shall sign, or has signed, a Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) substantially in the form attached hereto as Exhibit A. Employee hereby represents and warrants to the Company that he or she has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Employee’s employment relationship with the Company.
     9. Noncompetition Covenant. Employee hereby agrees that he or she shall not, during the Employment Period and until the later of (i) the end of the Severance Period, if any, and (ii) one year after the Date of Termination, do any of the following without the prior written consent of the Board:
          (a) Compete. Carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) which is directly competitive with the business conducted by the Company (as conducted now or during the term of Employee’s employment), nor engage in any other activities that conflict with Employee’s obligations to the Company. The parties acknowledge and agree that Employee shall not be deemed to have breached his undertakings under this Section 9 by reason of engaging, whether during the Employment Period or thereafter, in any or any combination of the activities described as permitted activities under Section 2(b), including, for the avoidance of doubt but without limitation, Section 2(b)(iii).
          (b) Solicit Business. Solicit or influence or attempt to influence any client or customer, either directly or indirectly, to direct his or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.
          (c) Solicit Personnel. During the term of this Agreement and until the later of (i) the end of the Severance Period and (ii) one year after the Date of Termination, solicit or influence or attempt to influence any person employed by the Company to terminate or otherwise cease his employment with the Company or become an employee of any competitor of the Company. This Section 9(c) is to be read in conjunction with Section 6 of the Confidential Information and Invention Assignment Agreement executed by Employee.
     10. Successors. This Agreement shall be binding on the Company and its successors and assigns. Without limiting the foregoing, the Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets to assume the Company’s obligations under this Agreement and to agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     11. Miscellaneous Provisions.
          (a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner).
          (b) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.
          (c) Sole Agreement. This Agreement, including Exhibit A hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. In particular, this Agreement shall supersede any terms contained in stock option agreements provided to Employee or in any exhibits to this Agreement, in each case that are contrary to the terms hereof; provided, for the avoidance of doubt, that subject to the last sentence of Section 4(b), nothing in this Agreement shall be construed as adversely affecting Employee’s rights under any stock option granted to him prior to the Effective Date.
          (d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth in the signature blocks below or as subsequently modified by written notice.
          (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws.
          (f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
          (h) Arbitration. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Seattle, Washington in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Washington law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 11(h) shall not apply to the Confidentiality Agreement.
          (i) Legal Fees. The Company shall reimburse Employee for his legal fees incurred in negotiating this Agreement. In addition, the Company shall pay all legal and other reasonable fees and expenses that Employee may incur in connection with any action by Employee to obtain any severance, coverage, reimbursement, remuneration or other payment or benefit asserted by Employee in good faith to be owing to him under the Agreement, if Employee substantially prevails with respect to any material claim brought in the arbitration.
          (j) Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
(signature page follows)

     The parties have executed this Agreement the date first written above.

OMEROS CORPORATION
By:	/s/ Marcia S. Kelbon
Title:	VP, Patent & General Counsel

Address:	1420 Fifth Avenue, Suite 2600
Seattle, WA 98101

GREGORY A. DEMOPULOS
Signature:	/s/ Gregory A. Demopulos, M.D.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

OMEROS MEDICAL SYSTEMS, INC.
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
          In consideration for my becoming employed, or my employment being continued, by Omeros Medical Systems, Inc. or its subsidiaries, affiliates, or successors (collectively, the “Company”), and for any cash, equity or other compensation for my services, I hereby agree as follows:
1.	Overall Duties. During my term of employment with the Company, I will perform for the Company such duties as may be designated by the Company from time to time. I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

2.	Company Intellectual Property.

2.1	Definitions. As used in this Agreement, the term “Intellectual Property” means discoveries, developments, concepts, designs, ideas, know-how, improvements, inventions, trade secrets and/or original works of authorship, and trademarks, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new product, apparatus, article of manufacture, biological material, method, procedure, process, technique, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. As used in this Agreement, the term “Company Intellectual Property” means all Intellectual Property that I may solely or jointly create, conceive, develop or reduce to practice during the term of my employment with the Company which (i) pertains to any current or planned line of business activity of the Company, (ii) was aided by the use of time, material or facilities of the Company, whether or not during working hours or (iii) relates to any of my work carried out for the Company, whether or not during normal working hours. Company Intellectual Property shall not be interpreted to include, and any assignment of inventions required by this Agreement does not apply to, any invention or other proprietary right of mine which I have disclosed to the Board of Directors of Omeros and which has been disclaimed thereby as being unrelated to and not in conflict with the present future business or research of Omeros.

2.2	Duty to Disclose and Company Ownership. I agree to promptly disclose all Company Intellectual Property to the Company, for no additional compensation. All Company Intellectual Property shall be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”), and the Company and its successors and assigns shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights in connection therewith.

2.3	Assignment. I hereby assign and transfer to the Company, for no additional compensation, any right and title to and interest in Company Intellectual Property that I may have or acquire, including any copyrights and Registrations and renewals therefore, any inventions, any United States, International and foreign patent applications filed on such inventions, the right to apply for all such patent applications in my name or in the name of the Company, such Company Intellectual Property to be held and enjoyed by the Company as entirely as the same would have been held and enjoyed by me had this assignment and transfer not been made.

2.4	Assistance. I agree to provide all required or requested assistance to the Company to permit the Company, at its expense but at no additional compensation to me, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in Company Intellectual Property, including but not limited to the review and execution of assignments confirming ownership by the

Company, declarations, powers of attorney, and other documents, and assistance or cooperation in legal proceedings. I hereby irrevocably designate the Company and its duly authorized officers and agents as my agent and attorney-in fact, to execute and file on my behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions. This power of attorney shall not be affected by my subsequent incapacity.

2.5	Notice Required by Revised Code of Washington 49.44.140. Any assignment of inventions required by this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the invention results from any work performed by the employee for the Company.

2.6	I attach hereto as Exhibit A a complete list of all inventions or other Intellectual Property, if any, made by me prior to my employment with the Company that are relevant to any aspect of the Company’s current and planned business, and I represent and warrant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such inventions or other Intellectual Property at the time of signing this Agreement. If in the course of my employment with the Company, I use or incorporate into a product or process offered or under development by the Company an invention or other Intellectual Property not included in the Company Intellectual Property in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual worldwide license of my interest to use and sublicense such invention or other Intellectual Property without restriction of any kind.

3.	Confidentiality Obligation.

3.1	Definition. As used in this Agreement, the term “Proprietary Information” means information or material not generally known or available outside the Company, or information or material entrusted to the Company by third parties, that I may obtain or create before or during the term of my employment, or obtain through the Company’s resources or personnel after my employment. This includes, but is not limited to, Company Intellectual Property, other inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials, mask works and/or any other information of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, customer lists, customer data, investor names and lists, the duties, qualifications, performance levels and compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

3.2	Duty to Protect Proprietary Information. I understand and agree that all Proprietary Information is the sole property of the Company and its assigns. I hereby assign to the Company any rights I may acquire in such Proprietary Information. During and after my employment, I will hold in confidence and not directly or indirectly disclose or use any Proprietary Information, except as authorized by the Company as necessary for carrying out my duties for the Company. I agree not to make copies of such Proprietary Information except as authorized by the Company. Upon termination of my employment, or upon earlier request of the Company, I will return or deliver to the Company all tangible or electronic forms or copies of such Proprietary Information in my possession or control. These obligations with respect to Proprietary Information shall not apply to information that I can conclusively establish with written documentation: (i) was widely known to the public at the time I obtained the Proprietary Information or later becomes widely known to the public through no direct or indirect action on my part; (ii) was known to me prior to my employment or pre-employment relationship or association with Company; or (iii) that I later receive from a third party having the lawful right to disclose the same.

4.	Ownership of Physical Property. All documents, apparatus, equipment and other physical property in any form, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment shall be and remain the sole property of the Company, and will be returned to the Company upon request or upon termination of my employment, even if not requested.

5.	Non-solicitation of Employees, Consultants and Other Parties. During the term of my employment with the Company, and for a period of one (1) year following the termination of my employment with the Company for any reason, I shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for myself or any other person or entity. For a period of one (1) year following termination of my employment with the Company for any reason, I shall not solicit any licensor, customer, or licensee of the Company, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my relationship with the Company.

6.	Noncompetition. During the term of my employment with the Company and for one (1) year following the termination of my employment or relationship with the Company for any reason, I will not, without the Company’s prior written consent, directly or indirectly work on any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during my employment or (b) on which I worked or about which I learned Proprietary Information during my employment with the Company.

7.	No Conflicts. I represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my becoming an employee of the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to and agree not to enter into any written or oral agreement that conflicts or interferes with the provisions of this Agreement. I will not bring to my employment with the Company any materials or documents obtained from or belonging to a former employer except those documents listed in Exhibit A, which I have the unrestricted right to use and disclose without breach of any agreement or other obligation.

8.	At-Will Relationship. I understand and acknowledge that my employment with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the relationship at any time for any reason or no reason, without further obligation or liability on the part of the Company.

9.	Miscellaneous. This Agreement inures to the benefit of successors and assigns of the Company and is binding upon my heirs and legal representatives. My obligations under Sections 2 and 3 of this Agreement shall endure and subsist beyond the term of my employment, and my obligations under

Sections 5 and 6 of this Agreement shall continue beyond the term of this Agreement for the periods noted in those sections.
I acknowledge that violation of this Agreement by me may cause irreparable injury to the Company, and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

This Agreement supersedes any oral, written or other communications or agreements concerning the subject matter of this Agreement, and may be amended or waived only by a written instrument that I and a duly authorized officer of the Company have signed. This Agreement shall be governed by the laws of the State of Washington applicable to contracts entered into and performed entirely within the State of Washington, without giving effect to principles of conflict of laws. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement only to the extent unenforceable, and the remainder of such provision and of this Agreement shall be enforceable in accordance with its terms.

10.	Acknowledgment. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions. I acknowledge that the Company’s counsel represents the interest of the Company, and have received a recommendation to obtain independent legal counsel to review this Agreement in advance and counsel me of my rights and obligations thereunder.

OMEROS MEDICAL SYSTEMS, INC.		Gregory A. Demopulos, M.D.

By:	/s/ Marcia S. Kelbon	/s/ Gregory A. Demopulos, M.D.

Title:	VP, Patent & General Counsel	Dated: 12/11/01

Dated:	12/11/01

Exhibit A
Omeros Medical Systems, Inc.
1.	The following is a complete list of all inventions or other Intellectual Property relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me, alone or jointly with others or which were known to me prior to my employment by the Company. I represent that such list is complete.
     Those inventions and intellectual property listed and described in Technology Transfer Agreements executed by me and effective June 16, 1994 and December 11, 2001.
2.	☑ I am not bringing any materials and documents of a former employer to the Company.
         ☐ I propose to bring to the Company the following non-proprietary materials or documents of a former employer. I certify that I have the unrestricted right to use and disclose these without breach of any confidence, agreement or other obligation.

By:	/s/ Gregory A. Demopulos, M.D.
Gregory A. Demopulos, M.D.
[Please Print Employee Name]